As filed with the Securities and Exchange Commission on September 27, 2013

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSCAT, INC.
(Exact name of registrant as specified in its charter)

Ohio	16-0874418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 Vantage Point Drive
Rochester, New York	14624
(Address of Principal Executive Offices)	(Zip Code)

Transcat, Inc. Employees’ Stock Purchase Plan
(Full title of the plan)

Lee D. Rudow
President and Chief Executive Officer
35 Vantage Point Drive
Rochester, New York 14624
(Name and address of agent for service)

(585) 352-7777
(Telephone number, including area code, of agent for service)

With a copy to:

James M. Jenkins, Esq.
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Tel: (585) 232-6500
Fax: (585) 232-2152

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.50 per share	250,000	$7.96	$1,990,000	$271.44

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to stock splits, stock dividends, recapitalizations and similar transactions.

(2)
Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices reported on NASDAQ as of September 25, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Transcat, Inc. Employees’ Stock Purchase Plan, as amended (the “Plan”), as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission by us are incorporated by reference into this registration statement:

(1)	our annual report on Form 10-K for the fiscal year ended March 30, 2013;

(2)	our quarterly report on Form 10-Q for the quarter ended June 29, 2013;

(3)	our current reports on Form 8-K filed on September 13, 2013, July 17, 2013, and April 5, 2013; and

(4)	the description of our common stock, par value $0.50, contained in our registration statement on Form S-3 (Registration No. 33-42345) filed with the Commission on December 16, 1997.

Nothing in this registration statement shall be deemed to incorporate information furnished, but not filed, with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.  All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of the State of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification shall not be made in respect of any claim, issue, or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty unless the court determines, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.

Article VI of the Registrant’s Code of Regulations, as amended, provides that we may grant to any of our employees, agents or directors rights to indemnification and the advancement of expenses to the fullest extent permitted under Ohio General Corporation Law.  Article VI also permits us to advance any expenses incurred by any of our employees, agents or directors in defending any proceeding to which they are entitled to indemnification, provided that they provide an appropriate undertaking to repay the advancement of expenses if a court of competent jurisdiction, in a non-appealable decision, decides such advancement was inappropriate.

We have purchased insurance providing coverage for our obligation to indemnify our officers and directors.  The coverage also insures the officers and directors against certain liability they may incur because of their service to us that is not indemnified by us.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on September 27, 2013.

TRANSCAT, INC.

By:	/s/ Lee D. Rudow
Lee D. Rudow
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee D. Rudow and John J. Zimmer, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lee D. Rudow		September 27, 2013
Lee D. Rudow	President and Chief Executive Officer
(Principal Executive Officer)
/s/ John J. Zimmer		September 27, 2013
John J. Zimmer	Senior Vice President of Finance and Chief Financial Officer
Officer (Principal Financial and Accounting Officer)

/s/ Charles P. Hadeed		September 27, 2013
Charles P. Hadeed	Executive Chairman of the Board of Directors

/s/ Francis R. Bradley		September 27, 2013
Francis R. Bradley	Director

/s/ Richard J. Harrison		September 27, 2013
Richard J. Harrison	Director

/s/ Paul D. Moore		September 27, 2013
Paul D. Moore	Director

/s/ Harvey J. Palmer		September 27, 2013
Harvey J. Palmer	Director

/s/ Alan H. Resnick		September 27, 2013
Alan H. Resnick	Director

/s/ Carl E. Sassano		September 27, 2013
Carl E. Sassano	Director

/s/ John T. Smith		September 27, 2013
John T. Smith	Director

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

4.1
The Articles of Incorporation, as amended, are incorporated herein by reference from Exhibit 4(a) to our Registration Statement on Form S-8 (Registration No. 33-61665) filed on August 8, 1995 and from Exhibit 3(i) to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

4.2	Certificate of Amendment to Articles of Incorporation is incorporated herein by reference from Exhibit 3.1 to our Annual Report on Form 10-K for the year ended March 31, 2012.

4.3	Code of Regulations, as amended, are incorporated herein by reference from Exhibit 3.1 to our Current Report on Form 8-K filed on October 29, 2009.

*5.1	Opinion of Harter Secrest & Emery LLP.

*23.1	Consent of Freed Maxick CPAs, P.C.

*24	Power of Attorney (included in the signature pages to the registration statement).

*99.1	Transcat, Inc. Employees’ Stock Purchase Plan, including all amendments through September 10, 2013.

* Exhibits filed with this registration statement.